UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TravelCenters of America Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On April 13, 2023, the following email was sent to employees of TravelCenters of America Inc. and The RMR Group Inc. who own TravelCenters of America Inc. stock.

Hello,

As you know, TA and BP Products North America Inc. entered into a merger agreement earlier this year whereby BP will acquire TA at $86.00 per share, or an 84% premium to TA’s average trading price of $46.68 over the 30 days ending February 15, 2023.  As a shareholder of TA, your vote in connection with the merger transaction is important.

In connection with the merger transaction, you will receive (or may already have received) a copy of the proxy statement filed by TA, along with instructions on how to vote.  You also should receive an email (or emails) from "proxyvote.com" which allows you to vote your shares simply by checking on the "Vote Now" button.

If you have transferred some or all of your vested shares to a brokerage firm, such as Fidelity or Vanguard, you should receive an email or other instructions on how to vote directly from such brokerage firm.  It is important to note that in order to vote all of your shares, you must vote at both Equiniti and, as applicable, your brokerage firm.

If you have questions or if you do not receive a package or email from proxyvote.com on or before April 30, 2023, please reach out to me at tbonang@rmrgroup.com.

Voting is an important responsibility of share ownership.  Please vote your shares on or before May 1st.

Thank you.

Mark Young